Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-197401

October 9, 2014

MOL Global, Inc.

13,500,000 ADSs Representing 13,500,000 Ordinary Shares

This free writing prospectus relates only to the securities described in, and should be read together with, the preliminary prospectus dated October 3, 2014 (the “Preliminary Prospectus”), included in Amendment No. 3 to the Registration Statement on Form F-1 (Registration No. 333-197401). The following information supplements and updates the information contained in the Preliminary Prospectus. To review a filed copy of Amendment No.  3 to the Registration Statement, click on the following link: http://www.sec.gov/Archives/edgar/data/1604929/000119312514363513/d676326df1a.htm. The Preliminary Prospectus superseded a prior preliminary prospectus dated September 23, 2014 included in Amendment No. 2 to the Registration Statement.

Initial public offering price:	$12.50 per ADS

Pricing date:	October 9, 2014

Closing date:	October 15, 2014

ADSs offered by us:	7,485,030 ADSs. This number is unchanged from the Preliminary Prospectus.

ADSs offered by the selling shareholders:	6,014,970 ADSs (or 8,039,970 ADSs if the underwriters exercise their over-allotment option in full). The represents a decrease from the 11,976,048 ADSs (or 14,895,210 ADSs if the underwriters exercise their over-allotment option in full) indicated in the Preliminary Prospectus.

Over-allotment option:	MOL.com Sdn. Bhd. has granted to the underwriters an option, exercisable within 30 days from the date of the prospectus, to purchase up to an aggregate of 2,025,000 additional ADSs. This number represents a decrease from the 2,919,162 additional ADSs indicated in the Preliminary Prospectus.

ADSs outstanding immediately after this offering:	13,500,000 ADSs (or 15,525,000 ADSs if the underwriters exercise their over-allotment option in full). This number represents a decrease from the 19,461,078 ADSs (or 22,380,240 ADSs if the underwriters exercise their over-allotment option in full) indicated in the Preliminary Prospectus.

Ordinary shares outstanding immediately after this offering:	67,504,435 ordinary shares. This number is unchanged from the Preliminary Prospectus.

Major Shareholder Ownership:	Upon completion of this offering, assuming the underwriters do not exercise their over-allotment option, our major shareholder and his family members will directly and indirectly hold 53.1% of our ordinary shares and voting power. Our major shareholder’s voting power gives him the ability to significantly influence actions that require shareholder approval under Cayman Islands law, our memorandum and articles of association and NASDAQ requirements, including the election and removal of a majority of our board of directors, significant mergers and acquisitions and other business combinations, changes to our memorandum and articles of association, the number of shares available for issuance under share incentive plans, and the issuance of significant amounts of our ordinary shares in private placements. See “Risk Factors—Our major shareholder will have the ability to significantly influence the outcome of shareholder actions in our company” in the Preliminary Prospectus.

Principal and Selling Shareholders:	The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of the prospectus by each person known to us to own beneficially more than 5% of our ordinary shares.

	Shares Beneficially Owned Prior to This Offering		Shares Beneficially Owned Immediately After This Offering(1)
	Number(2)	%(3)†	Number	%(3)†
Tan Sri Dato’ Seri Vincent Tan and his entities and affiliates(6)	41,568,571	69.3%	35,858,871	53.1%
MOL.com Sdn. Bhd.(6)	14,618,356	24.4%	12,464,788	18.5%
Hotel Resort Enterprise Sdn. Bhd.(6)(9)	13,706,739	22.8%	11,386,721	16.9%
His Royal Highness Sultan Ibrahim of the State of Johor	8,834,598	14.7%	8,834,598	13.1%
MOL Ventures(5)(6)	7,563,837	12.6%	6,962,340	10.3%
Ganesh Kumar Bangah(4)	6,795,480	11.3%	6,725,556	10.0%
Rayvin Tan Yeong Sheik(6)(7)	5,845,560	9.7%	5,035,675	7.5%
MOL Investments Pte. Ltd.(6)(8)	3,057,669	5.1%	2,867,517	4.3%

†	For each person and group included in this column, percentage ownership is calculated by dividing the number of shares held by such person or group by the sum of the total number of shares outstanding, which is 60,019,405 as of the date of this prospectus and does not take into account any awards under our 2014 Share Incentive Plan or options granted by MOL Investments Pte. Ltd. as no such awards have vested.

(1)	Assumes that the underwriters do not exercise the over-allotment option.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.

(3)	For each person and group included in this table, percentage of beneficial ownership is calculated by dividing the number of ordinary shares beneficially owned by such person or group by the number of ordinary shares outstanding. The total number of ordinary shares outstanding as of the date of this prospectus is 60,019,405. The total number of ordinary shares outstanding after the completion of this offering will be 67,504,435 assuming the underwriters do not exercise their over-allotment option.

(4)	Ganesh Kumar Bangah’s equity interest in the Issuer is held through his direct ownership of 5,916,182 of our ordinary shares and his beneficial ownership of an 11.6% interest in MOL Ventures, which directly owns 7,563,837 of our ordinary shares prior to the Offering and will own 6,962,340 of our ordinary shares immediately after the Offering assuming the underwriters do not exercise the over-allotment option.

(5)	MOL Ventures is owned by our major shareholder, who has a 75.5% effective equity interest in MOL Ventures; Rayvin Tan Yeong Sheik, who has a 10.0% equity interest in MOL Ventures; and our director and Chief Executive Officer, Ganesh Kumar Bangah, who has a direct 11.6% equity interest in MOL Ventures.

(6)	Prior to the Offering, our major shareholder, Tan Sri Dato’ Seri Vincent Tan, together with his entities and affiliates, beneficially owns a 69.3% interest in the Issuer through his direct ownership of 110,764 of our ordinary shares; a 89.9% effective equity interest in MOL.com Sdn. Bhd., which owns 14,618,356 of our ordinary shares; a 60.0% equity interest, and an additional 40.0% equity interest held by his son, Dato’ Robin Tan Yeong Ching, in Hotel Resort Enterprise Sdn. Bhd., which owns 13,706,739 of our ordinary shares; a 75.5% effective equity interest, and an additional 10.0% equity interest held by his son, Rayvin Tan Yeong Sheik, in MOL Ventures, which owns 7,563,837 of our ordinary shares; a 100% equity interest in MOL Investments Pte. Ltd., which owns 3,057,669 of our ordinary shares; and 5,089,176 of our ordinary shares held directly by Rayvin Tan Yeong Sheik.

Immediately after the Offering and assuming the underwriters do not exercise the over-allotment option, our major shareholder, Tan Sri Dato’ Seri Vincent Tan, together with his entities and affiliates, will beneficially own a 53.1% interest in the Issuer through his direct ownership of 110,764 of our ordinary shares; a 89.9% effective equity interest in MOL.com Sdn. Bhd., which owns 12,464,788 of our ordinary shares; a 60.0% equity interest, and an additional 40.0% equity interest held by his son, Dato’ Robin Tan Yeong Ching, in Hotel Resort Enterprise Sdn. Bhd., which owns 11,386,721 of our ordinary shares; a 75.5% effective equity interest, and an additional 10.0% equity interest held by his son, Rayvin Tan Yeong Sheik, in MOL Ventures, which owns 6,962,340 of our ordinary shares; a 100% equity interest in MOL Investments Pte. Ltd., which owns 2,867,517 of our ordinary shares; and 4,339,441 of our ordinary shares held directly by Rayvin Tan Yeong Sheik.

(7)	Prior to the Offering, Rayvin Tan Yeong Sheik’s equity interest in the Issuer is held through his direct ownership of 5,089,176 ordinary shares and his beneficial ownership of a 10.0% interest in MOL Ventures, which directly owns 7,563,837 of our ordinary shares.

Immediately after the Offering and assuming the underwriters do not exercise the over-allotment option, Rayvin Tan Yeong Sheik’s equity interest in the Issuer will be held through his direct ownership of 4,339,441 ordinary shares and his beneficial ownership of a 10.0% interest in MOL Ventures, which directly owns 6,962,340 of our ordinary shares.

(8)	MOL Investments Pte. Ltd.’s beneficial ownership of our ordinary shares includes an option representing an aggregate of 1,766,920 ordinary shares, representing a 2.9% interest in our company on a post-restructuring basis, that was granted to certain employees, officers and/or directors of our company, and certain employees, officers and/or directors of our shareholders, subsidiaries and/or affiliates, which entitle these individuals to purchase ordinary shares of our company from MOL Investments Pte. Ltd. at a fixed price subject to vesting and certain conditions, following the completion of this offering. These options will vest between six and 36 months following completion of this offering.

(9)	Hotel Resort Enterprise Sdn. Bhd. is owned by our major shareholder, Tan Sri, Dato’ Seri Vincent Tan, who has a 60.0% equity interest in Hotel Resort Enterprise Sdn. Bhd., and Dato’ Robin Tan Yeong Ching, who has a 40.0% equity interest in Hotel Resort Enterprise Sdn. Bhd.

MOL Global, Inc., or the Company, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus (including this free writing propectus) for complete details of this offering. You may get these documents and other documents the Company has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or UBS Securities LLC toll-free at 1-877-827-6444 (calling these numbers is not toll-free outside the United States).

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